LEASE

        THIS LEASE, made this 24th day of November, 2003, by and between the PORT OF TACOMA, a Washington port district, as Lessor, and DARLING INTERNATIONAL INC, as Lessee,

      WITNESSETH:

    1.        Premises:     Lessor leases to the Lessee, and Lessee rents from Lessor, subject to the conditions herein set forth, those certain premises in Tacoma, Washington, consisting of 3.01 acres at 2041 Marc Street, Tacoma, Washington. Such premises are delineated on Exhibit “A” attached.

     2.        Term:     The term of this Lease shall commence October 1, 2003 and shall terminate on September 30, 2018.

        Both parties acknowledge that this Lease is subject to early termination rights by either party and this Lease may not run its full term or be extended beyond the base term of this Lease.

        The Lessor may terminate this Lease at any time for noncompliance of environmental provisions including odor emissions in violation of air quality standards or that cause adverse impact to the community or nearby businesses. See Paragraph 16 Environmental Inspection and Audit.

        The Lessor may terminate this Lease upon three (3) years’ prior written notice to Lessee provided that Lessor needs the premises to support Lessor’s operations and/or development.

        The Lessee may terminate this Lease upon three (3) years’ prior written notice to Lessor provided that Lessee experiences significant changes in economic circumstances or relocation opportunities.

    3.        Rent:     Lessee agrees to pay, and Lessor agrees to accept, initial rental in the amount of $7,500.00 per month for the Premises. Such rental shall be payable monthly in advance. Lessee is required to pay to Lessor all leasehold excise taxes as now or hereafter assessed, currently assessed at 12.84 percent of taxable rent.

        On each October 1st the rent shall increase by five percent (5%) over the rent paid in the preceeding year, except that on October 1, 2014 the rent shall be increased by ten percent (10%) over the rent paid in the preceeding year.

    4.        Use:     The leased Premises shall be used for operating a rendering plant, processing food byproducts into meat meal, yellow grease and tallow and processing trap grease material. Each of the finished products are sold into domestic markets or for export. No other use shall be made of the Premises except with the written consent of Lessor.

    5.        Bond:     Lessee agrees that it will, at all times during the term of this Lease, maintain in effect a bond or other security acceptable to Lessor, which shall be on file with Lessor at all such times, in the initial penalty amount of $90,000.00 (which is equal to one-year’s rental). Such bond or other security shall be conditioned to perform all of the conditions of this Lease, and the amount thereof shall be adjusted to reflect rental adjustments or other changes affecting the value or term of this Lease. Such changes shall be incorporated into such penalty amount and filed with Lessor at least thirty (30) days prior to the commencement date of the Lease change.

    6.        Maintenance:     Lessee is the owner of all buildings and other improvements on the premises and shall at all times at its sole cost and expense keep the buildings and other improvements, including security system if any, situated on the premises in good repair and condition during the term thereof.

        Lessee agrees that on termination of tenancy, all improvements placed by Lessee on the premises shall be removed by Lessee, except as otherwise agreed by Lessor pursuant to Paragraph 17 Alterations and Improvements.

        The access road, Marc Street, and utilities serving the demised premises are provided for the benefit of Lessee and Lessor assumes no responsibility for their maintenance.

    7.        Utilities:     Lessee shall be liable for, and shall pay throughout the term of this Lease, all charges for all utility services furnished to the premises, including, but not limited to, light, heat, electricity, gas, water, sewerage, garbage disposal and janitorial services. All charges for utility installation, maintenance, repair or replacement shall be for the expense of the Lessee.

    8.        Condition of Premises:     Lessee has hitherto occupied the Premises, is aware of their condition, and accepts them as they are. At the expiration or sooner termination of this Lease, Lessee shall return the Premises to the Lessor in the same condition as originally leased to the predecessor(s) of Lessee (i.e. bare ground), except as otherwise agreed by Lessor pursuant to Paragraph 17 Alterations and Improvements.

    9.        Taxes:     : The Lessee agrees to pay and save the Lessor harmless from any tax imposed on the interest of either party in the Premises during this Lease or imposed on the parties, or either of them by reason of this Lease.

    10.        Inspection and Access:     Lessee will allow Lessor or Lessor’s agent free access at all reasonable times to the Premises for the purpose of inspection, monitoring or for making repairs, additions or alterations to the Premises.

    11.        Remedies     In case of default as set forth in Paragraph 12 below, it shall be lawful for Lessor to reenter the Premises and to remove all persons therefrom. Lessee hereby covenants, promises and agrees to pay the Lessor the rents herein provided for at the times and in the manner provided for, and to be responsible for the rents and covenants herein contained or subsequently agreed upon between the parties, or their assignee, should any portion of the Premises herein involved be sublet or assigned to any third party.

    12.        Default:     The following events shall be deemed to be events of default by Lessee under this Lease:

     a)               Lessee shall fail to pay any installment of the rent or charges under Paragraph 3 above and such failure shall continue for a period of fifteen (15) days after receipt by Lessee of written notice of such failure.

     b)               Lessee shall fail to comply with any term, provision or covenant of this Lease, other than the payment of rent, and shall not commence to cure such failure within thirty (30) days after receipt of written notice thereof to Lessee or shall fail or neglect to prosecute the completion of what may be necessary to effect such cure with reasonable diligence.

     c)               Lessee shall become insolvent, or allows placement of any liens arising out of any work performed, materials furnished or obligations incurred by Lessee which are not discharged or bonded-off within thirty (30) days, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors, or if a receiver, assignee or other liquidating officer is appointed for the business of Lessee, or shall file a petition in bankruptcy under any section of the Bankruptcy Laws.

        Upon the occurrence of any of such events of default after the expiration of any applicable grace periods, Lessor shall have the option, without any further notice or demand, to terminate this Lease, or relet the Premises and receive the rent therefor, in which event Lessee shall immediately surrender the Premises to Lessor, and Lessee agrees to pay to Lessor on demand the amount of all loss and damage which Lessor may suffer by reason of such termination or subletting.

        A late charge of one percent (1%) per month will be added to all rent not paid on the date it is due. This charge shall be in addition to the other remedies of Lessor provided in this Lease or by law.

    13.        Hold Harmless and Endemnity:     All personal property on the Premises shall be at the sole risk of Lessee. Lessor, its employees and agents shall not be liable for any injury to or death of any person, or damage to property, sustained or alleged to have been sustained by Lessee or others as a result of any condition (including future conditions) in the Premises, or the building in which any portion of the Premises are located; or as a result of the Premises becoming out of repair, or caused by fire or by the bursting or leaking of water, gas, sewer or steam pipes, or due to the happening of any accident from whatsoever cause in and about the Premises. Lessee agrees to indemnify, defend and hold Lessor, its employees and agents harmless from any and all claims for damages suffered on or about the Premises by any person, firm or corporation except to the extent such loss or damage results from the sole negligence of the Lessor. In addition, Lessee shall, at its own expense, maintain proper liability insurance with a reputable company(ies) satisfactory to Lessor in the minimum limits of Two Million Dollars ($2,000,000) per person, Two Million Dollars ($2,000,000) per accident occurrence for bodily injuries or death, and Two Million Dollars ($2,000,000) per accident for property damage, to indemnify both Lessor and Lessee (including naming the Lessor as additional insured) against any such liability or expense. Lessee shall also maintain business auto coverage insuring all vehicles to minimum limits of One Million Dollars ($1,000,000). Lessee shall further deliver to Lessor a certificate of such insurance showing all aforementioned coverages to be in effect and providing that it will not be canceled without at least thirty (30) days prior written notification to Lessor.

    14.        Waiver of Subrogation:     If either Lessor or Lessee experience any injury, loss or damage to themselves or their respective real or personal property, and if that injury, loss or damage was then insured against under any or all of their respective insurance policies, including any extended coverage endorsements thereto, then the appropriate insurance company(ies), and not Lessor or Lessee, shall be solely liable to compensate the party(ies) who experienced the injury, loss or damage, and this shall be so regardless of whether Lessor or Lessee was responsible for such injury, loss or damage. To this end, Lessor and Lessee hereby waive any rights each may have against the other as a result of any injury, loss or damage which is then insured against by either. This waiver is effective only to the extent that the insurance company(ies) actually pay(s) for such injury, loss or damage. In addition, Lessor and Lessee agree to (1) cause their respective insurance companies to waive any right of subrogation, and (2) provide proof to the other party within thirty (30) days after the execution of this Lease that such waivers have been successfully obtained from the respective insurance companies (if such proof is not provided within this thirty (30) day period, the other party shall have the right to declare this paragraph to be ineffective). This paragraph shall be inapplicable if it would have the effect, but only to the extent that it would have the effect, of invalidating any insurance coverage of Lessor or Lessee.

    15.        Observance of Laws and Regulations:     Lessee agrees to keep the demised Premises in a clean and safe condition and to comply with all police, sanitary and safety laws, and all applicable regulations and ordinances of all governmental bodies having authority over the demised Premises or any activity conducted thereon including, but not limited to, those pertaining to storm water, process water, odor, dust emissions and noise, and to hold Lessor harmless against all costs, fees, attorneys’ fees, fines or damages which it may be caused to incur by reason of any charge that there has been a violation thereof.

    16.        Environmenetal Inspection and Audit:     Lessee acknowledges past Puget Sound Air Pollution Control Agency (PSAPCA) violations. Lessee shall allow Lessor or Lessor’s employees, agents or contractors access to the premises at any time for purposes of environmental compliance inspections. Further, Lessee acknowledges that an environmental audit was performed at the premises by Science and Engineering Analysis Corporation (SEACOR) and a report was produced and dated October 1991 suggesting various premises and management improvements designed to control odors on or about the premises. Lessee shall, at its sole expense, perform annual environmental audits designed to demonstrate full compliance with existing environmental and air quality laws and regulations. A copy of the audit reports shall be provided to the Lessor. To the extent that management practices and premises improvements are required to fully comply with environmental and air quality laws and regulations, the Lessee shall forthwith implement the necessary management practices changes and premises improvements in a timely fashion. Upon notice to Lessee by Lessor of flagrant odor emissions, Lessee shall immediately determine the cause of said odors and take corrective action. Failure to comply with the provisions of this paragraph shall constitute a breach of this Lease and may result in termination of this Lease and cessation of operations.

        Lessee further agrees to inform Lessor of any major environmental incidents including odor releases as soon as practical but not later than twenty-four (24) hours from the time of the incident. In addition, Lessee will submit quarterly reports to Lessor identifying any odor complaints, the Lessee’s response to the complaint and corrective actions taken and a general compliance summary for the preceding quarter. Lessee will keep a copy of these quarterly reports on the leased premises as well as submitting them to the Lessor.

    17.        Alterations and Improvements:     s: Lessee will make no alterations, additions or improvements in or to the demised premises without written approval of Lessor, but such approval will not be unreasonably withheld. All alterations, additions and improvements made by Lessee shall remain the property of Lessee. Lessee agrees that on termination of the tenancy created hereunder, all improvements placed by Lessee or any predecessor on the premises shall be removed by the Lessee at its expense. At the election and sole discretion of the Lessor, some or all of the improvements may be allowed to remain in place and become the property of the Lessor.

        All trade fixtures including, but not limited to, shelving, portable partitions and cabinets, shall remain the property of the Lessee and may be removed on or before the termination of this Lease, or any renewal thereof, provided that Lessee makes any repairs necessary to restore the leasehold to its original condition upon removal. If not removed by Lessee, such items shall be removed by Lessor at Lessee’s expense or become the property of the Lessor, at Lessor’s sole discretion.

    18.        Attorneys' Fees:     If either party to this Lease brings an action before any Court or arbitrator to enforce or obtain a declaration of its rights under any provision of this Lease, a reasonable attorneys’ fee shall be awarded to the prevailing party in such litigation or arbitration.

    19.        Lessor's Right to Cure:     Right to Cure: At any time and without notice, Lessor may, but need not, cure any failure by Lessee to perform its obligations under this Lease. Whenever Lessor chooses to do so, all costs and expenses incurred by Lessor in curing any such failure, including, without limitation, reasonable attorneys’ fees together with interest on the amount of costs and expenses so incurred at the rate of twelve percent (12%) per annum shall be paid by Lessee to Lessor on demand and shall be recoverable as additional rent.

    20.        Assignments and Subleases:     Lessee shall not assign, encumber, pledge or otherwise convey (collectively “assign”) this Lease or any part thereof and shall not sublet the whole or any portion of the Premises without the written consent of Lessor, which may be withheld at Lessor’s sole discretion. This Lease shall not be assignable by operation of law. If Lessee is a corporation or a partnership, a sale or other transfer of a controlling interest (i.e., more than 50% ownership) in the Lessee to one acquiring person, entity or group shall be considered an assignment hereunder. If consent is once given by the Lessor to the assignment or sublet of this Lease, or any interest therein, Lessor shall not be barred from afterwards refusing to consent to any further assignment. Lessee shall pay Lessor’s reasonable attorneys’ fees and other costs incurred as a result of a request to assign or to sublet or assign this Lease.

    21.            Hazardous Substances:

    a)               Hazardous Substances Defined:     As used in this Lease, the term “Hazardous Substance” means any hazardous, toxic, dangerous or extremely dangerous substance, material or waste, which is or becomes regulated by the United States Government, the State of Washington, or any local governmental authority. The term includes, without limitation, any substance containing constituents regulated as specified above.

     b)              Release Defined:     As used in this Lease, the term “release” shall be defined as provided in 42 U.S.C. 9601 and RWC 70.105D.020. In the event a conflict exists between the two definitions, the broader definition shall apply. For purposes of this Lease, the term release shall also include a threatened release.

     c)               Use, Storage and Disposal:     Notwithstanding any other provision of this Lease, Lessee shall not use, store, treat, generate, sell or dispose of any Hazardous Substances on or in any manner that affects the Premises, improvements and common areas without the prior written consent of the Lessor, other than in small quantities for office and industrial uses so long as such use is otherwise in accordance with the terms and conditions of this Lease and the Laws.

     d)               Compliance with Laws:     Lessee shall, at its sole cost and expense, comply with all laws, statutes, ordinances, regulations, rules, and other governmental requirements regarding the proper and lawful generation, use, sale, transportation, storage, treatment and disposal of Hazardous Substances (hereinafter “Laws”) or in any manner that affects the Premises.

     e)               Monitoring:    Lessor or its designated agents may, at Lessor’s sole discretion and at reasonable times, enter upon the Premises for the purpose of (1) monitoring Lessee’s activities conducted thereon, and (2) conducting environmental testing and sampling to determine compliance with applicable Laws and the terms of this Lease. If such monitoring discloses the presence or release of Hazardous Substances in violation of either applicable Laws or this Lease, the cost of such monitoring shall be paid by Lessee pursuant to subparagraph “h.” In addition, within five (5) days of Lessor’s written request, Lessee shall provide Lessor with a detailed written description of Lessee’s generation, use, sale, transportation, storage, treatment and disposal of Hazardous Substances on or which may otherwise affect the Premises. Lessor’s discretionary actions pursuant to this subparagraph shall not constitute a release waiver or modification of Lessee’s obligations otherwise specified in this Lease.

     f)              Notifications:     Lessee shall notify Lessor within twenty-four (24) hours of any known release of Hazardous Substances that may affect the Premises, and shall promptly provide Lessor with a copy of any notifications given to any governmental entity regarding any such release. Lessee shall promptly provide Lessor with copies of any inspection report, order, fine, request, notice or other correspondence from any governmental entity regarding the release of Hazardous Substances that may affect the Premises. Lessee shall provide Lessor with a copy of all reports, manifest, and identification numbers regarding Hazardous Substances at the same time they are submitted to the appropriate governmental authorities.

     g)              Environmental Assessment:     Lessee shall, upon written request from Lessor, based on a sufficient reason to believe there has been a release of hazardous substances affecting the Premises, within sixty (60) days following expiration or other termination of this Lease, provide Lessor with an environmental assessment prepared by a qualified professional approved in advance by the Lessor. The environmental assessment shall, at a minimum, certify that a diligent investigation of the Premises has been conducted, including a specific description of the work performed, and either (1) certify that diligent investigation of the Premises has revealed no evidence of a release of Hazardous Substances or violation of applicable laws, or (2) if a release or violation of applicable laws is detected, identify and describe; (i) the types and levels of Hazardous Substances detected; (ii) the physical boundaries of the release, including property other than the Premises; (iii) the actual and potential risks to the environment from such release or violation; and (iv) the procedures and actions necessary to remedy the release or violation in compliance with applicable Laws. Lessee shall pay the expense of obtaining the environmental assessment and of performing all remediation in accordance with subparagraph “h.”

     h)               Hold Harmless and Indemnity:     Lessee shall defend (with attorneys approved in writing by Lessor), indemnify and hold Lessor and its agents harmless from any loss, claim, fine or penalty arising from the release of Hazardous Substances or any violation of applicable laws affecting the Premises to the extent caused by Lessee during the term of this Lease or any prior Lease between Lessee and Lessor with respect to the Premises. Such obligation shall include, but shall not be limited to, environmental response and remedial costs, other cleanup costs, environmental consultants’ fees, attorneys’ fees, fines and penalties, laboratory testing fees, claims by third parties and governmental authorities for death, personal injuries, property damage, business disruption, lost profits, natural resource damages and any other costs, and Lessor’s expenses as provided in subparagraphs “d”, “e” and “g.” Lessee’s obligation pursuant to this subparagraph shall survive expiration or other termination of this Lease.

There shall be no liability under this subsection if the Lessee can establish that the release or threat of release of a hazardous substance and the damages resulting therefrom were caused solely by:

(1) An act of God.

(2) An act of war.

     (3)                 An act or omission of a third party other than an employee or agent of the Lessee, or than one whose act or omission occurs in connection with a contractual relationship, existing directly or indirectly, with the Lessee (except where the sole contractual arrangement arises from a published tariff and acceptance for carriage by a common carrier by rail), if the Lessee establishes by a preponderance of the evidence that (a) he exercised due care with respect to the hazardous substance concerned, taking into consideration the characteristics of such hazardous substance, in light of all relevant facts and circumstances, and (b) he took precautions against foreseeable acts or omissions of any such third party and the consequences that could foreseeably result from such acts or omissions. Or,

(4) Any combination of the foregoing paragraphs.

       Notwithstanding               any other provision of this Lease, Lessee shall have no liability with respect to any release of Hazardous Substances that Lessee proves were present on the Premises prior to the commencement of the term of this Lease pursuant to Paragraph 2 above, and not caused in whole or in part by Lessee or any predecessor.

     i)               Default and Cure:     Notwithstanding any other provision of this Lease, Lessor may, in event of a release of Hazardous Substances or a violation of applicable laws affecting the Premises, elect to declare this Lease in default and terminate the same unless Lessee is diligently proceeding to cure such default with remedy agreed upon by Lessee and Lessor. Such election by Lessor, if made, shall be without prejudice to any other remedy provided in this Lease. Should Lessor not elect to declare a default, it may cure any release of Hazardous Substances or any violation of applicable laws by Lessee, and impose a rent surcharge sufficient to recover such expenses together with interest at eighteen percent (18%) per annum, for such portion of the unexpired term of this Lease as the Lessor may deem proper.

     j)               Assignments and Subleases:      Lessor may withhold its consent to any assignment, sublease, or other transfer if the proposed transferee’s use of the Premises may involve the generation, storage, use, treatment, or disposal of Hazardous Substances, as defined in this Lease.

     k)               Release of Hazardous Substances:      Notwithstanding any other provision of this Lease, and without prejudice to any other such remedy, Lessor, in the event of a release of Hazardous Substances, a violation of applicable laws or a breach of Paragraph 21 of this Lease, shall be entitled to the following rights and remedies, at Lessor’s option:

(1) To terminate this Lease immediately unless Lessee is diligently proceeding to cure such default with remedy agreed upon by Lessee and Lessor.

     (2)               To recover any and all damages associated with the default, including but not limited to cleanup costs and charges, civil and criminal penalties and fees, loss of business and sales by Lessor and other Lessees of the Premises, and any and all damages and claims asserted by their parties and Lessor’s attorneys’ fees and costs.

    (3)               To renegotiate the terms of this Lease to recover any return on expenditures made by the Lessor in order to insure that the Premises and the use of such Premises comply with all governmental rules, regulations and requirements.

    22.        Invalidity of Particular Provision:     It is the intention of the parties that each term or provision of this Lease be enforceable to the fullest extent permitted by law. If any term or provision of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease and the application of such term or provision to person or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and shall continue in full force and effect.

    23.        Entire Agreement, Amendments:      This Lease constitutes the complete agreements between Lessor and Lessee. There are no terms, obligations, covenants or conditions other than those contained herein. No modification or amendment of this Lease shall be valid and effective unless evidenced by an agreement in writing signed by party to be bound.

     24.        Lessor’s Lien and Security Interest:      In addition to the Lessor’s lien provided by law, Lessor shall have, and Lessee hereby grants to Lessor, a security interest in all goods, furniture, fixtures, equipment, supplies and all other property of Lessee in or on the Premises, and all proceeds and replacements thereof, as security for all Lessee’s obligations under this Lease. Lessee shall have the right, however, to sell its merchandise in the normal course of its business free of this lien and security interest. Lessee shall not remove any of such property from the Premises until it has fully satisfied its obligations under this Lease. Any requirement of reasonable notice to Lessee of Lessor’s intention to dispose of any of Lessee’s property to enforce this security interest shall be satisfied by notice given in the manner set forth in Paragraph 26 of this Lease at least five (5) days before the time of such disposition. Any such sale conducted in a commercially reasonable manner if held on the Premises after advertisement of the time, place and method of sale and a general description of the property to be sold in a local daily newspaper for five (5) consecutive days prior to the sale. Lessor shall have all rights and remedies of a secured party under law.

    25.        Waiver:      No word, act or omission of Lessor shall be deemed to be a waiver of any default or noncompliance by Lessee under the terms of this Lease or of any right of Lessor hereunder or of any notice given by Lessor hereunder unless Lessor so advises Lessee in writing. The acceptance of rental by Lessor for any period or periods after a default or noncompliance by Lessee hereunder shall not be deemed a waiver of such default. No waiver by Lessor of any default or noncompliance hereunder by Lessee shall be construed to be or act as a waiver of any subsequent default or noncompliance by Lessee.

    26.        Notices:      All notices required under this Lease may be given by certified or registered mail at the following addresses:

LESSOR:	PORT OF TACOMA Attn: Real Estate Department 1 Sitcum Plaza P. O. Box 1837 Tacoma, Washington 98401-1837 Phone: 253-383-5841 / Fax: 253-593-4534
LESSEE:	Darling International Inc Attn: Mr. Brad Phillips 251 O'Connor Ridge Blvd, Suite 300 Irving, Texas 75038 Phone: 972-717-0300 / Fax: 972-717-1588

    27.        Signs:     All signs and symbols placed in the windows or doors of the Premises, or upon any exterior part of the building by Lessee shall be subject to the approval of Lessor, which shall not be unreasonably withheld and will be consistent with Lessor’s signage policy. Any signs placed on the Premises shall be so placed on the understanding and agreement that Lessee will remove the same at the termination of this Lease and repair any damage or injury to the Premises caused thereby, and if not so removed by Lessee then Lessor may have the same so removed at Lessee’s expense. Lessee shall not at any time post or display, or allow the posting or displaying of, political signs, signs in support of specific candidates for office, or signs taking positions on referendums or ballot measures.

    28.        Applicable Law:     This Lease shall, in all respects, be governed by the laws of the State of Washington.

    29.        Successors in Interest:     The terms, provisions, covenants, and conditions contained in this Lease, shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective successors in interest and legal representatives except as otherwise herein expressly provided.

        IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed by their proper officers thereunto authorized this 24th day of November, 2003.

LESSOR:	PORT OF TACOMA By: (original signed by Andrea Riniker) Its: Executive Director
LESSEE:	Darling International Inc By: (original signed by Brad Phillips) Its: Treasurer Date: November 6, 2003
By: (original signed by Exec. VP) Its: Executive Vice President Date: November 6, 2003

STATE OF WASHINGTON	)
) ss.
County of Pierce	)

        On this 24th day of November, 2003, personally appeared before me the undersigned, a Notary Public, in and for the State of Washington, duly commissioned and sworn, Andrea Riniker, to me known to be the Executive Director of the PORT OF TACOMA, a municipal corporation, that executed the foregoing instrument and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that she is authorized to execute the said instrument and that the seal affixed is the corporate seal of said municipal corporation.

        WITNESS MY HAND AND OFFICIAL SEAL hereto affixed the day and year first above written.

NOTARY PUBLIC in and for the State of Washington, residing at Tacoma
APPROVED AS TO FORM:
Original Signed by Robert I. Goodstein) Counsel for PORT OF TACOMA